Exhibit 13(a)(4)

Change in Independent Registered Public Accounting Firm
Effective March 8, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm for the Modern Capital Tactical Opportunities Fund (the “Fund”).  The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.
The report of BBD on the financial statements of the Fund as of March 31, 2022 and for the period from April 5, 2021 (commencement of operations) to March 31, 2022 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal period ended March 31, 2022, and the subsequent interim period through March 8, 2023: (i) there were no disagreements between the Registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused them to make reference to the subject matter of the disagreements in its reports on the  financial statements of the Fund for such years or periods; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter will be filed as an Exhibit to the Form N-CSR filing.
On March 28, 2023, the Audit Committee recommended and approved the appointment of Tait, Weller and Baker, LLP as the Fund’s independent registered public accounting firm for the fiscal year ending March 31, 2023.

June 23, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Modern Capital Funds Trust
File no. 811-23582

Dear Sir or Madam:

We have read Exhibit 13 (a) (4) of Form N-CSR of Modern Capital Tactical Opportunities Fund (the “Fund”), dated June 23, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,
BBD, LLP